Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Pam Randhawa	Karen Vahouny
Phase Forward	Qorvis Communications
781-902-4836	703-744-7809
pam.randhawa@phaseforward.com	kvahouny@qorvis.com

PHASE FORWARD APPOINTS GARY HAROIAN AND DENNIS
SHAUGHNESSY TO BOARD OF DIRECTORS

Waltham, MA – November 28, 2005 – Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced the appointment of Gary Haroian and Dennis Shaughnessy to its Board of Directors.

Bob Weiler, chief executive officer and president, commented, “Both appointments underscore Phase Forward’s commitment to develop and maintain a distinguished Board of Directors, supporting our strategy of helping pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely.  Gary’s experience in guiding finance and operations for several public and private technology companies adds valuable knowledge and perspective to the Board.  Dennis brings a wealth of strategic experience, industry knowledge and expertise in corporate governance matters.”

Haroian, who will chair the Board’s Audit and Finance Committee, spent more than 20 years in various senior financial, operations and executive management positions, including roles as chief financial officer (CFO), chief operating officer (COO) and chief executive officer (CEO) at Bowstreet, a leading provider of development tools for web applications.  Prior to Bowstreet, he served as senior vice president of finance and administration at Concord Communications, Inc., a network management software company, guiding the company through a successful initial public offering and two significant acquisitions.  He also served as CFO, president and COO, and CEO of Stratus Computer, a worldwide leader in fault-tolerant computers; during his tenure, it grew from $5 million in annual revenues to $600 million.  He currently serves on the boards of directors of Aspen Technology, Embarcadero Technologies, Lightbridge Inc, and Network Engines Inc.

Shaughnessy is a faculty member at Northeastern University in Boston.  Shaughnessy was appointed to the position of Executive Professor within the University’s College of Business Administration’s General Management Group in January 2005.  He teaches courses in business law and ethics, intellectual property, strategic entrepreneurship, and the creation and growth of technology-driven ventures.  Shaughnessy’s consulting activities include advising New England based start-ups and early stage companies as part of the

Pierce Atwood Catalyst Program, which offers legal services and business expertise to entrepreneurs.  Prior to joining Northeastern, Shaughnessy was a senior executive with Charles River Laboratories International, Inc., a company that provides enabling products and services to the global pharmaceutical, biotech and medical device industries.  He was the company’s senior executive responsible for corporate development and strategic growth through acquisitions, strategic alliances, joint ventures, technology licensing, and new venture creation.  During his tenure, Charles River grew from $100 million in annual revenues to more than $1 billion, completing numerous successful acquisitions, a management-led leveraged buy-out and an initial public offering.  Shaughnessy was also responsible for the global legal affairs of the company, including corporate governance and compliance, and intellectual property management.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER) to help pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Lincoln Technologies, acquired by Phase Forward in August of 2005, delivers solutions for pharmacovigilance, data standardization, and safety signal detection. The combined companies’ products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 220 organizations and regulatory agencies worldwide including: AstraZeneca, Biogen Idec, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, FDA, GlaxoSmithKline, Guidant, MHRA, NIH, Procter & Gamble, Quintiles, Sanofi-Aventis, Schering-Plough Research Institute, and Serono. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations concerning its personnel, membership of its Board of Directors and its business outlook. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to attract and retain skilled personnel and qualified candidates for its Board of Directors. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.